EXHIBIT 99
Release:             On receipt, Feb 1, 2016
Media contact:         Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces Fourth Quarter and
Full-Year 2015 Results;
Company Also Announces Common Stock Dividend

Company Highlights
• Fourth quarter 2015 operating earnings[1] of $303.2 million, or $1.02 per diluted share; Full-year 2015 operating earnings of $1,270.5 million, or $4.26 per diluted hare
• Fourth quarter 2015 net income available to common stockholders of $253.6 million, or $0.86 per diluted share; Full-year 2015 net income of $1,209.3 million, or $4.06 per diluted share
• Assets under management (AUM) of $527.4 billion
• Return on equity[2] of 14.2 percent
• Company declares first quarter 2016 common stock dividend of $0.38 per share
(Des Moines, Iowa) - Principal Financial Group, Inc. (NYSE: PFG) today announced results3 for fourth quarter and full-year 2015.
•Operating earnings of $303.2 million for fourth quarter 2015, compared to $324.0 million for fourth quarter 2014. Operating earnings per diluted share (EPS) of $1.02 for fourth quarter 2015, compared to $1.09 for fourth quarter 2014. For the 12 months ending Dec. 31, 2015, operating earnings of $1,270.5 million, compared to $1,317.9 million for the 12 months ending Dec. 31, 2014. Full-year 2015 EPS of $4.26 compared to $4.41 for full-year 2014. On a constant currency basis, normalized operating earnings increased 1 percent in fourth quarter 2015 and 4 percent for full-year 2015 compared to the prior year periods.
•Net income available to common stockholders for fourth quarter 2015 of $253.6 million, or $0.86 per diluted share, compared to $270.4 million, or $0.91 per diluted share for fourth quarter 2014. For the 12 months ending Dec. 31, 2015, net income available to common stockholders of $1,209.3 million, or $4.06 per diluted share, compared to $1,111.1 million, or $3.65 per diluted share, for the 12 months ending Dec. 2014.
•Operating revenues decreased 3 percent in fourth quarter 2015 to $2,891.8 million compared to $2,973.8 million for fourth quarter 2014. Operating revenues for the 12 months ending Dec. 31, 2015, increased 14 percent to $12,121.1 million compared to $10,609.2 million for the same period last year.
◦Fee income4 decreased $3.2 million to $909.0 million for the fourth quarter 2015 from $912.2 million for fourth quarter 2014. For the 12 months ending Dec. 31, 2015, fee income increased 3 percent to $3,594.1 million compared to $3,481.3 million for the same period last year.
•Quarterly common stock dividend of $0.38 per share for first quarter 2016 was authorized by the company’s Board of Directors. The dividend will be payable on March 25, 2016, to shareholders of record as of March 7, 2016.

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating Earnings for total company is after tax.
2 Return on equity (ROE) = trailing twelve months operating earnings divided by average equity excluding AOCI (Accumulated Other Comprehensive Income) other than foreign currency translation adjustment.
3 Results follow format referenced in the Current Report on Form 8-K filed Nov. 19, 2015.
4 Fee Income = Fees and other revenue as reported in our results of operations.

“2015 was a good year despite the challenging macroeconomic environment. Outstanding investment performance and $23 billion in full-year net cash flows, 4 percent of beginning of the year AUM, highlight our success in attracting and retaining retail, retirement and institutional investors around the world,” said Dan Houston, president and chief executive officer. “Additionally, we continue to capitalize on growth opportunities in the U.S. group benefits business with Specialty Benefits delivering record 2015 earnings, and we continue to benefit from earnings diversification provided by our U.S. insurance businesses overall. We remain focused on advancing global retirement readiness, helping individuals around the world save, invest and protect their assets.”
Added Terry Lillis, executive vice president and chief financial officer, “In 2015, we were able to deploy nearly 90 percent of our net income. This was well above our initial guidance and shows the strength of our businesses and their ability to generate deployable capital. This enabled us to increase our full year 2015 dividend by 17 percent over 2014 and repurchase 5.5 million shares of our common stock. Additionally, we closed on the acquisition of the AXA’s Hong Kong pension retirement business, enabling us to further build upon our strategic international operations. Our balanced approach to capital deployment is centered on increasing long term shareholder value.”

Other Highlights
Fourth Quarter

•	Total company AUM as of Dec. 31, 2015, was $527.4 billion, with positive net cash flows of $1.3 billion.

•	Retirement and Income Solutions Fee sales were $3.1 billion in the fourth quarter, which contributed to end of period account values of $176.7 billion.

•	Principal Global Investors had total AUM of $360.8 billion, including positive quarterly net cash flows of $0.7 billion.

•
Principal International had its 29th consecutive quarter of positive net cash flows, with reported flows of $1.8 billion and AUM of $109.9 billion (excluding $41.8 billion of AUM in our joint venture in China, which is not part of reported AUM), a 20 percent increase over the year ago quarter on a constant currency basis.

•	Specialty Benefits premium and fees[5] increased 8 percent over the year ago quarter and continued to have favorable claims experience.

Full-Year Results

•
Outstanding investment performance, with 88 percent of Principal’s investment options[6] in the top two Morningstar quartiles on a one-year basis, 89 percent in the top two quartiles on a three-year basis and

93 percent in the top two quartiles on a five-year basis at year end.

•	Total company full year net cash flows were strong at $23.1 billion, 4 percent of beginning of year AUM.

•	In the Spread business of Retirement and Income Solutions, full-year pension closeout sales doubled over 2014 to a record $1.8 billion.

•	Principal Global Investors had full-year net cash flows of $15.5 billion, including $7.8 billion from institutional clients.

•	Principal International had $9.3 billion of net cash flows and continued to generate mid-teens earnings growth on a constant currency basis.

•	Specialty Benefits had record sales of $314.2 million and record retention.

•	Individual Life Insurance full-year normalized premium and fees increased 4 percent over prior year and business market sales remained strong at nearly 60 percent of 2015 sales.

•	Total company ROE, excluding AOCI other than foreign currency translation adjustment, was 14.2 percent.

•	Strong capital position with estimated risk based capital ratio of 432 percent, above our 415-425 targeted range.

•	In 2015, deployed $1.1 billion of capital, which was nearly 90 percent of net income. This included:

◦	A fourth quarter common stock dividend of $0.38 per share, bringing full-year 2015 to a record $1.50 per share, a 17 percent increase over full-year 2014;

◦	The $335 million acquisition of AXA's pension business in Hong Kong; and

◦	The repurchase of 5.5 million shares of common stock in 2015 for $275 million.

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5 Premium and fees: premiums and other considerations plus fees and other revenues.
6 Represents the percentage of Principal mutual funds, separate accounts and collective investment trusts (CITs) in the top two Morningstar quartiles.

Net Income

•	Fourth quarter 2015 net income available to common stockholders was $253.6 million, a decrease of 6 percent compared to fourth quarter 2014 reflecting:

•	Total company operating earnings of $303.2 million; and

•	Net realized capital losses of $47.6 million, including:

◦
$5.1 million loss due to credit impairments related to sales and permanent impairments of fixed maturity securities and commercial mortgages. This is a 39 percent improvement in credit impairments from fourth quarter 2014 as losses on commercial mortgage backed securities continue to mitigate; and

◦	$49.7 million of losses related to hedging activities were predominantly due to interest rate and equity market changes.

Segment Results

Retirement and Income Solutions - Fee7

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings[8]	$124.7	$138.7	(10)%	$493.5	$578.5	(15)%

Net revenue[9]	$389.6	$397.0	(2)%	$1,573.5	$1,563.7	1%
Pre-tax return on net revenue[10]	32.0%	34.9%		31.4%*	37.0%
* Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 33.6 percent.

•	Pre-tax operating earnings decreased $14.0 million primarily due to declining net revenue and an increase in operating expenses.

•	Net revenue decreased $7.4 million primarily due to flat average account value and a decline in variable investment income from fourth quarter 2014.

Retirement and Income Solutions - Spread11

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings	$62.1	$59.7	4%	$246.6	$272.7	(10)%

Net revenue	$108.4	$111.5	(3)%	$437.6	$470.2	(7)%
Pre-tax return on net revenue	57.3%	53.5%		56.4%*	58.0%
* Pre-tax return on net revenue - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on net revenue was 54.8 percent.

•	Pre-tax operating earnings increased $2.4 million primarily due to growth in account value.

•	Net revenue decreased $3.1 million. Revenue from growth in the block was more than offset by a decline in variable investment income.

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7 Retirement and Income Solutions (RIS) - Fee includes Full Service Accumulation and Individual Variable Annuities.
8 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
9 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
10 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.
11 RIS - Spread includes Individual Fixed Annuities, Full Service Payout, Investment Only and Principal Bank.

Principal Global Investors12

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings	$102.0	$100.1	2%	$388.5	$350.1	11%

Adjusted revenue[13]	$302.2	$303.4	0%	$1,161.2	$1,084.4	7%
Pre-tax return on adjusted revenue[14]	34.1%	33.3%		33.8%	33.4%

Total PGI assets under management (billions)	$360.8	$342.7	5%
Institutional assets under management (billions)	$122.0	$114.0	7%

•	Pre-tax operating earnings increased $1.9 million due to higher management fees on increased AUM.

•	Adjusted revenue decreased $1.2 million due to lower performance fees.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings	$67.3	$77.5	(13)%	$271.3	$352.7	(23)%

Combined[15] net revenue (at PFG share)	$195.1	$205.6	(5)%	$767.6	$820.0	(6)%
Combined pre-tax return on net revenue	34.5%	37.7%		35.3%	43.0%
(at PFG share)

Assets under management (billions)	$109.9	$114.6	(4)%

•
Pre-tax operating earnings decreased $10.2 million, primarily due to a $22.9 million negative impact from foreign exchange. On a constant currency basis, Principal International continued to generate mid-teens earnings growth.

•	Combined net revenue (at PFG share) decreased $10.5 million. On a constant currency basis, combined net revenue improved 15 percent.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings	$56.8	$44.1	29%	$220.4	$179.2	23%

Premium and fees	$439.2	$406.3	8%	$1,732.6	$1,591.4	9%
Pre-tax return on premium and fees[16]	12.9%	10.9%		12.7%*	11.3%

Incurred loss ratio	61.7%	64.7%		62.6%	65.6%
*Pre-tax return on premium and fees - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on premium and fees was 12.0 percent.

•	Pre-tax operating earnings increased $12.7 million primarily due to favorable claims experience and growth in the business.

•	Premium and fees increased $32.9 million reflecting strong sales and retention with growth across all products.

•	Incurred loss ratios continued to perform well and were better than the targeted range.

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12 Principal Global Investors (PGI) includes Principal Funds.
13 Adjusted revenue = operating revenues less commission expense.
14 Pre-tax return on adjusted revenue = pre-tax operating earnings, adjusted for noncontrolling interest divided by adjusted revenue.
15 Combined basis = all Principal International companies at 100%.
16 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating earnings	$29.8	$39.0	(24)%	$209.1	$164.9	27%

Premium and fees	$239.1	$234.3	2%	$966.1	$935.7	3%
Pre-tax return on premium and fees	12.5%	16.6%		21.6%*	17.6%*
*Pre-tax return on premium and fees - After adjusting for the third quarter 2015 actuarial assumption review, the trailing twelve month pre-tax return on premium and fees was 14.9 percent. After adjusting for the third quarter 2014 actuarial assumption review, the trailing twelve month pre-tax return on premium and fees was 11.9 percent.

•	Pre-tax operating earnings decreased $9.2 million partially due to lower variable revenue.

•	Premium and fees increased $4.8 million from the year ago quarter due to growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	4Q15	4Q14	% Change	4Q15	4Q14	% Change
Pre-tax operating losses	$(54.8)	$(49.3)	(11)%	$(192.3)	$(175.0)	(10.0)%

•	Pre-tax operating losses of $54.8 million were within the expected quarterly range.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2014, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2015, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Tuesday, Feb. 2, 2016, at 10:00 a.m. (ET), President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 12710878.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 12710878. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 9, 2016.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company’s financial supplement and a slide detailing normalizing items for fourth quarter 2015 are currently available at www.principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)17 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $527.4 billion in assets under management18 and serves some 19.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

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17 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
18 As of Dec. 31, 2015

Summary of Segment and Principal Financial Group, Inc. Results

Segment Pre-Tax Operating Earnings (Losses):	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	12/31/15	12/31/14	12/31/15	12/31/14
Retirement and Income Solutions	$186.8	$198.4	$740.1	$851.2
Principal Global Investors	102.0	100.1	388.5	350.1
Principal International	67.3	77.5	271.3	352.7
U.S. Insurance Solutions	86.6	83.1	429.5	344.1
Corporate	(54.8)	(49.3)	(192.3)	(175.0)
Pre-Tax Operating Earnings	$387.9	$409.8	$1,637.1	$1,723.1

Income taxes	84.7	77.5	341.9	372.2
Preferred stock dividends	0.0	8.3	16.5	33.0
Excess of redemption value over carrying value of preferred shares redeemed	0.0	0.0	8.2	0.0
Operating Earnings*	$303.2	$324.0	$1,270.5	$1,317.9

Net realized capital losses, as adjusted	(47.6)	(53.2)	(133.8)	(100.5)
Other after-tax adjustments	(2.0)	(0.4)	72.6	(106.3)
Net income available to common stockholders	$253.6	$270.4	$1,209.3	$111.1

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/15	12/31/14	12/31/15	12/31/14
Operating Earnings	$1.02	$1.09	$4.26	$4.41
Net realized capital losses, as adjusted	(0.15)	(0.18)	(0.44)	(0.34)
Other after-tax adjustments	(0.01)	0.00	0.24	(0.36)
Adjustment for redeemable noncontrolling interest	0.00	0.00	0.00	(0.06)
Net income	$0.86	$0.91	$4.06	$3.65
Weighted-average diluted common shares outstanding	296.2	298.3	298.0	298.7

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

Period Ended,
	12/31/15	12/31/14
Total assets (in billions)	$ 218.7	$ 219.1
Total common equity (in millions)	$ 9,311.6	$ 9,642.0
Total common equity excluding AOCI other than foreign currency translation adjustment (in millions)	$ 9,045.9	$ 8,904.8
Book value per common share	$ 31.95	$ 32.81
Book value per common share excluding AOCI other than foreign currency translation adjustment	$ 31.04	$ 30.30

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Period Ended,
	12/31/15	12/31/14
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$9,045.9	$8,904.8
Net unrealized capital gains	715.9	1,148.3
Net unrecognized postretirement benefit obligation	(450.2)	(411.1)
Stockholders’ equity available to common stockholders	9,311.6	9,642.0
Preferred stock, at par	—	0.1
Paid in capital - preferred stock	—	541.9
Noncontrolling interest	65.8	48.0
Stockholders’ equity	$9,377.4	$10,232

Operating Earnings ROE, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders (trailing twelve months):
Operating earnings ROE, excluding AOCI other than foreign currency translation adjustment	14.2%	15.1%
Net realized capital losses	(1.5)%	(1.1)%
Other after-tax adjustments	0.8%	(1.3)%
Net income ROE available to common stockholders excluding AOCI other than foreign currency translation adjustment	13.5%	12.7%
Net unrealized capital gains	(1.3)%	(1.2)%
Net unrecognized postretirement benefit obligation	0.6%	0.3%
Net income ROE available to common stockholders including AOCI	12.8%	11.8%

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$31.04	$30.30
Net unrealized capital gains	2.46	3.91
Net unrecognized postretirement benefit obligation	(1.55)	(1.40)
Book value per common share including AOCI	$31.95	$32.81

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/15	12/31/14	12/31/15	12/31/14
Operating Revenues:
Operating revenues	$2,891.8	$2,973.8	$12,121.1	$10,609.2
Net realized capital losses, net of related revenue adjustments	(71.8)	(52.4)	(162.7)	(77.4)
Certain adjustments related to equity method investments	(13.3)	(13.6)	(55.5)	(54.4)
Other income on a tax indemnification	—	—	60.2	—
Exited group medical insurance business	0.3	0.2	1.3	0.2
Total GAAP revenues	$2,807.0	$2,908.0	$11,964.4	$10,477.6

Fee Income:
Fee income	$909	$912.2	$3,594.1	$3,481.3
Recognition of front-end fee revenues	(0.1)	0.3	(0.1)	0.7
Certain market value adjustments to fee revenues	—	—	(1.1)	—
Other income on a tax indemnification	—	—	60.2	—
Exited group medical insurance business	—	(0.1)	—	0.1
GAAP fees and other revenues	$908.9	$912.4	$3,653.1	$3,482.1

Income Taxes:
Income taxes	$84.7	$77.5	$341.9	$372.2
Tax benefit related to net realized capital gains (losses), as adjusted	(19.7)	(26.8)	(45.6)	(43.6)
Tax expense (benefit) related to other after-tax adjustments	(1.0)	(0.2)	(63.2)	44.3
Certain adjustments related to equity method investments and noncontrolling interest	(13.3)	(13.6)	(55.5)	(54.4)
Total GAAP income taxes	$50.7	$36.9	$177.6	$318.5

Net Realized Capital Gains (Losses):
Net realized capital losses, as adjusted	$(47.6)	$(53.2)	$(133.8)	$(100.5)
Certain derivative and hedging-related adjustments	31.4	26.4	111.7	92.8
Amortization of DAC and other actuarial balances	(14.4)	22.5	14.0	49.3
Certain market value adjustments of embedded derivatives	(1.8)	1.2	0.2	(4.8)
Certain adjustments related to seed money	(0.8)	—	(1.3)	—
Capital gains (losses) distributed	8.6	3.1	(6.2)	21.2
Noncontrolling interest capital gains	3.1	0.8	8.8	1.0
Tax impacts	(19.7)	(26.8)	(45.6)	(43.6)
Recognition of front-end fee revenues	0.1	(0.3)	0.1	(0.7)
Net realized capital losses associated with exited group medical insurance business	—	—	(0.1)	—
Certain market value adjustments to fee revenues	—	—	1.1	—
GAAP net realized capital gains (losses)	$(41.1)	$(26.3)	$(51.1)	$14.7

Other After-Tax Adjustments:
Exited group medical insurance business	$(2.0)	$(0.4)	$(2.3)	$(0.7)
Impact of a court ruling on some uncertain tax positions	—	—	(30.3)	(47.5)
Impact of enactment of tax legislation in Chile	—	—	—	(58.1)
Deferred tax impact of Chile merger	—	—	105.2	—
Total other after-tax adjustments	$(2.0)	$(0.4)	$72.6	$(106.3)

Principal Financial Group, Inc.
Principal International Combined Net Revenue (at PFG Share) Reconciliation
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/15	12/31/14	12/31/15	12/31/14

Combined net revenue (at PFG share)	$195.1	$205.6	$767.6	$820.0
Less:
Combined operating expenses (at PFG share)	127.8	128.1	496.3	467.3
Pre-tax operating earnings	$67.3	$77.5	$271.3	$352.7

* Net revenue is defined as total operating revenues less benefits, claims and settlement expenses and dividends to policyholders.